As filed with the Securities and Exchange Commission on June 30, 2015
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________
ClearOne, Inc.
(Exact name of registrant as specified in its charter)
________________________________

Utah	3661	87-0398877
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5225 Wiley Post Way, Suite 500
Salt Lake City, Utah 84116
(801) 975-7200
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
________________________________

ClearOne, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)
________________________________

Zeynep Hakimoglu
President, CEO and Director
5225 Wiley Post Way, Suite 500
Salt Lake City, Utah 84116
(801) 975-7200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________________________

Copy to:
Mark W. Coffin
Seyfarth Shaw LLP
700 Milam Street, Suite 1400
Houston, Texas 77002
(713) 225-2300
________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	500,000	$13.30	$6,650,000	$772.73

(1)
This registration statement also covers such indeterminable additional number of shares as may be issuable under the ClearOne, Inc. Employee Stock Purchase Plan by reason of any adjustments in the number of shares to prevent dilution from any future stock splits, stock dividends and similar transactions. This Registration Statement covers any such additional shares in accordance with Rule 416(a).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the NASDAQ Capital Market on June 26, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 31, 2015, and as amended on April 30, 2015;

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed on May 15, 2015;

(c)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

(d)
The description of the Registrant's common stock, $0.001 par value per share, in the Registrant’s Form 8-A, filed with the Commission on August 10, 2007, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.
We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Utah Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsections 902(4)-(5): (i) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit; and (iii) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding.
Section 16-10a-903 of the Utah Act provides that, unless limited by its articles of incorporation, a corporation must indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director, against reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.
In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Utah Act provides that, unless otherwise limited by a corporation’s articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.
Section 16-10a-904 of the Utah Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.
Section 16-10a-907 of the Utah Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 of the Utah Act provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Section 902, 903, or 907 of the Utah Act.
Section 16-10a-909 of the Utah Act provides that a provision treating a corporation’s indemnification of, or advance for expenses to, Indemnifiable Directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Utah Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.
Our Bylaws provide that we shall indemnify any person made party to a proceeding because the individual is or was a director of the Company, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible (by the board of directors, a committee of the board of directors, special counsel or by the shareholders) because the director has met the applicable standard of conduct and (ii) authorized in the same manner that indemnification is determined permissable. Our Bylaws also include discretionary indemnification provisions with respect to officer, employees and agents to the extent consistent with public policy, as determined by the board of directors.
Our Bylaws provide that we may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against him or her or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions of the bylaws or the laws of the State of Utah, as the same are amended or modified.
Indemnification may be granted pursuant to any other agreement, bylaw or vote of the shareholders or directors.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of our officers, directors or controlling persons.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, the following exhibits are filed with this Registration Statement:

Exhibit No.        Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of ClearOne, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K filed on March 25, 2013)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K filed on March 31, 2011)

4.3	ClearOne, Inc. Employee Stock Purchase Plan (filed herewith)

5.1	Opinion of Seyfarth Shaw LLP on legality of the securities being registered (filed herewith)

23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of McGladrey LLP, Independent Registered Public Accounting Firm (filed herewith)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(2)

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(3)
That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on June 30, 2015.

CLEARONE, INC.

/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
President, Chief Executive Officer and Director
June 30, 2015

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears immediately below constitutes and appoints Zeynep Hakimoglu and Narsi Narayanan, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable ClearOne, Inc. to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Zeynep Hakimoglu	/s/ Narsi Narayanan
Zeynep Hakimoglu	Narsi Narayanan
President, Chief Executive Officer and Chairman of the Board	Senior Vice President of Finance (Principal Accounting and Financial Officer)
June 30, 2015	June 30, 2015

/s/ Brad R. Baldwin	/s/ Larry R. Hendricks
Brad R. Baldwin	Larry R. Hendricks
Director	Director
June 30, 2015	June 30, 2015

/s/ Scott M. Huntsman
Scott M. Huntsman
Director
June 30, 2015

INDEX TO EXHIBITS

Exhibit No.        Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of ClearOne, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K filed on March 25, 2013)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K filed on March 31, 2011)

4.3	ClearOne, Inc. Employee Stock Purchase Plan (filed herewith)

5.1	Opinion of Seyfarth Shaw LLP on legality of the securities being registered (filed herewith)

23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of McGladrey LLP, Independent Registered Public Accounting Firm (filed herewith)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)